FUND -             SSGA FUNDS
STATE              FILE #
-----              ------
CA                 307-853
CO                 IC92-04
GA                 SC-177
IL                 004521
IN                 93-0052
MN                 R-3481
NC                 1499
PA                 88-01-0
VA                 1358
WV                 BC3051
WY                 17712
KY                 M35944
LA                 72769
OH                 27708
OR                 1993-20
UT                 005-323

FUND -             SSGA AGGRESSIVE EQUITY FUND
STATE              FILE #
-----              ------
AK                 01-0127
AL                 None
AR                 93-M00
AZ                 21613
CT                 214963
DE                 654
HI                 None
IA                 I-42836
ID                 50027
KS                 99S000
MA                 None
MD                 SM199
ME                 1-4329
MI                 277764
MO                 93-0009
MS                 MF-98-
MT                 40261
ND                 Z272
NE                 36,882
NH                 None
NM                 314292
NV                 None
NY                 S28-57-
OK                 SE-202
PR                 S-20947
RI                 None
SC                 MF119
SD                 17433
TN                 RM00-3
TX                 GC57637
VT                 11/17/9
WA                 C-6042
WI                 357135-
WV                 MF335

                                                                      Page:  1


FUND -            SSGA BOND MARKET FUND
STATE             FILE #
-----             ------
AK                00-0299
AL                None
AR                93-M00
AZ                14161
CT                214955
DE                4766
HI                None
IA                I-35588
ID                46553
KS                96S000
MA                95-9626
MD                SM199
ME                1-9699
MI                272683
MO                93-0009
MS                MF-96-
MT                38759
ND                N952
NE                30,617
NH                None
NM                314294
NV                None
NY                S27-39-
OK                SE-202
PR                S-20946
RI                None
SC                MF969
SD                7112
TN                RM00-3
TX                C-4946
VT                1/31/96-
WA                c-52770
WI                311189-

FUND -            SSGA EMERGING MARKETS FUND
STATE             FILE #
-----             ------
AK                00-0299
AL                None
AR                93-M00
AZ                9815
CT                214951
DE                3278
HI                None
IA                I-31255
ID                44408
KS                94S000
KY                M30197
LA                72760
MA                95-7796
MD                SM199
ME                1-10119
MI                272534
MO                93-0009
MS                MF-94-
MT                29764
ND                K036
NE                26,988
NH                None
NM                314295
NV                None
NY                S26-64-
OH                24776
OK                SE-202
OR                1994-22
PR                S18289
RI                None
SC                MF821
SD                4246
TN                RM00-3
TX                C-4442
UT                003-180
VT                1/24/94-
WA                c-37876
WI                283892-
WV                BC3051

                                                                      Page: 2


FUND -            SSGA GROWTH AND INCOME FUND
STATE             FILE #
-----             ------
AK                00-0032
AL                None
AR                93-M00
AZ                8817
CT                214949
DE                3279
HI                None
IA                I-30191
ID                43809
KS                94S000
MA                95-7798
MD                SM199
ME                1-611
MI                270118
MO                93-0009
MS                MF-93-
MT                27942
ND                J147
NE                26.129
NH                None
NM                314296
NV                None
NY                S26-46-
OK                SE-202
PR                S-20951
RI                None
SC                MF769
SD                3651
TN                RM00-3
TX                C-4323
VT                8/11/93-
WA                C-3689
WI                278543-
WV                BC3051

FUND -            SSGA HIGH YIELD BOND FUND
STATE             FILE #
-----             ------
AK                00-0400
AL                None
AR                98-M00
AZ                20010
CT                214959
DE                284
HI                None
IA                I-41327
ID                49264
KS                98S000
MA                None
MD                SM199
ME                0-12884
MI                277057
MO                98-0009
MS                MF-98-
MT                39094
ND                V449
NE                35,442
NH                None
NM                314297
NV                None
NY                S28-33-
OK                SE-202
PR                S-20944
RI                None
SC                MF114
SD                15499
TN                RM00-3
TX                C-5590
VT                4/21/98-
WA                C-5880
WI                348154-
WV                MF-317

                                                                      Page:  3


FUND -            SSGA IAM SHARES FUND
STATE             FILE #
-----             ------
AK                99-0373
AL                None
AR                93-M00
AZ                23428
CT                100173
DE                26879
HI                None
IA                I-44279
KS                50739
KY                99S000
LA                M36839
MA                68273
MD                SM199
ME                0-14278
MI                278458
MO                93-0009
MS                MF-99-
MT                41320
ND                Y396
NE                38,046
NH                None
NM                693753
NV                None
NY                S28-72-
OH                23876
OK                SE-201
OR                1999-50
PR                S-20950
RI                None
SC                MF122
SD                18956
TN                RM00-3
TX                C 59265
UT                006-692
VT                5/17/99-
WA                C-6188
WI                368573-
WV                MF 350

FUND -            SSGA INTERNATIONAL GROWTH OPPORTUNITIES FUND
STATE             FILE #
-----             ------
AK                00-0400
AL                None
AR                93-M00
AZ                20011
CT                214967
DE                28431
HI                None
IA                I-41325
ID                49265
KS                98S000
MA                None
MD                SM199
ME                0-12885
MI                277058
MO                98-0009
MS                MF-98-
MT                39028
ND                V450
NE                35,443
NH                None
NM                314299
NY                S28-33-
OK                SE-202
PR                S-20945
RI                None
SC                MF114
SD                15496
TN                RM00-3
TX                C-5590
VT                4/21/98-
WA                C-5880
WI                348155-
WV                MF-317

                                                                      Page:  4


FUND -            SSGA INTERMEDIATE FUND
STATE             FILE #
-----             ------
AK                00-0032
AL                None
AR                93-M00
AZ                8818
CT                214950
DE                3280
HI                None
IA                I-30192
ID                43808
KS                94S000
MA                95-7799
MD                SM199
ME                1-610
MI                270117
MO                93-0009
MS                MF-93-
MT                29568
ND                J148
NE                26.130
NH                None
NM                314300
NV                None
NY                S26-46-
OK                SE-202
PR                S-20943
RI                None
SC                MF769
SD                3650
TN                RM00-3
TX                C-4323
VT                8/11/93-
WA                C-3689
WI                278542-
WV                BC3051

FUND -            SSGA INTERNATIONAL STOCK SELECTION FUND
STATE             FILE #
-----             ------
AK                99-0404
AL                None
AZ                93-M00
CT                12892
DE                214954
HI                3277
IA                I-34356
ID                45869
KS                95S000
MA                00-4534
MD                SM199
ME                1-11378
MI                269417
MO                93-0009
MS                MF-95-
MT                33390
ND                M686
NE                29,509
NH                None
NM                314293
NV                None
NY                S25-92-
OK                SE-202
PR                S-20948
RI                None
SC                MF925
SD                6151
TN                RM00-3
TX                C-4791
VT                4/14/95-
WA                C-5141
WI                302790-

                                                                      Page:  5


FUND -            SSGA LIFE SOLUTIONS BALANCED FUND
STATE             FILE #
-----             ------
AK                99-0369
AL                None
AR                97-M04
AZ                17416
CT                214956
DE                5080
HI                None
IA                I-38685
ID                48056
KS                97S000
MA                None
MD                SM199
ME                0-14281
MI                275628
MO                93-0009
MS                MF-97-
MT                37048
ND                S912
NE                33,227
NH                None
NM                314301
NV                None
NY                S27-96-
OK                SE-202
PR                S-20939
RI                None
SC                MF107
SD                9225
TN                RM00-3
TX                C-5302
VT                6/06/97-
WA                C-5612
WI                332641-
WV                MF-223

FUND -            SSGA LIFE SOLUTIONS GROWTH FUND
STATE             FILE #
-----             ------
AK                99-0369
AL                None
AR                97-M04
AZ                17417
CT                214958
DE                5081
HI                None
IA                I-38684
ID                48057
KS                97S000
MA                None
MD                SM199
ME                0-14280
MI                275627
MO                93-0009
MS                MF-97-
MT                37049
ND                S913
NE                33,228
NH                None
NM                314284
NV                None
NY                S27-96-
OK                SE-202
PR                S-20937
RI                None
SC                MF107
SD                9224
TN                RM00-3
TX                C-5302
VT                6/06/97-
WA                C-5611
WI                332642-
WV                MF223

                                                                      Page:  6


FUND -            SSGA LIFE SOLUTIONS INCOME AND GROWTH FUND
STATE             FILE #
-----             ------
AK                99-0369
AL                None
AZ                93-M00
CT                17418
DE                214957
HI                5082
IA                I-38683
ID                48055
KS                97S000
MA                None
MD                SM199
ME                0-14279
MI                275629
MO                93-0009
MS                MF-97-
MT                37050
ND                S914
NE                33,229
NH                None
NM                314285
NV                None
NY                S27-96-
OK                SE-202
PR                S-20936
RI                None
SC                10747
SD                9223
TN                RM00-3
TX                C-5302
VT                6/06/97-
WA                C-5611
WI                332640-
WV                MF223

FUND -            SSGA MONEY MARKET FUND
STATE             FILE #
-----             ------
AK                01-0263
AL                None
AR                93-M00
CT                214945
DE                3282
HI                None
ID                41645
KS                92S000
MO                93-0009
NV                None
NY                S24-43-
RI                None
SC                MF720

                                                                      Page:  7


FUND -            SSGA MONEY MARKET FUND - CLASS A
STATE             FILE #
-----             ------
AZ                7782
IA                I-29044
KY                M30763
LA                68274
MA                95-7806
MD                SM199
ME                MFR99
MI                273512
MS                MF-93-
MT                29570
ND                I165
NE                25,129
NH                None
NM                314286
OH                22535
OK                SE-200
OR                1994-76
PR                S-22884
SD                3135
TN                RM00-3
TX                C-4200
UT                005-258
VT                5/01/92-
WA                C-3457
WI                272542-

FUND -            SSGA INTERMEDIATE MUNICIPAL BOND FUND
STATE             FILE #
-----             ------
AK                00 0464
AL                None
AR                93-M00
AZ                27072
CT                100787
DE                None
HI                None
IA                I-47434
ID                52432
KS                00S000
KY                M39091
LA                68323
MA                None
MD                SM200
ME                0-14341
MI                279980
MO                93-0009
MS                MF-00-
MT                43707
ND                AB504
NE                40,558
NH                None
NM                306715
NV                None
NY                None
OH                None
OK                SE-201
OR                2000-82
PR                None
RI                None
SC                13066
SD                21989
TN                RM00-3
TX                C-6274
UT                006-732
VT                5/15/00-
WA                C-6522
WI                389046-
WV                MF 384

                                                                      Page:  8


FUND -            SSGA MATRIX EQUITY FUND
STATE             FILE #
-----             ------
AK                01-0263
AL                None
AR                93-M00
AZ                7892
CT                214946
DE                3281
HI                None
IA                I-29026
ID                43169
KS                92S000
MA                95-7801
MD                SM199
ME                1-11379
MI                271636
MO                93-0009
MS                MF-93-
MT                29569
ND                I290
NE                25,196
NH                None
NM                314287
NV                None
NY                S25-92-
OK                SE-202
PR                S-21043
RI                None
SC                MF728
SD                3160
TN                RM00-3
TX                C-4208
VT                2/09/93-
WA                C-3457
WI                273219-

FUND -            SSGA PRIME MONEY MARKET PORTFOLIO
STATE             FILE #
-----             ------
AK                00-0299
AL                None
AR                93-M00
AZ                9816
CT                214952
DE                3283
HI                None
IA                I-31256
KS                44407
KY                94S000
LA                M28986
MA                72669
MD                95-7797
ME                SM199
MI                1-10118
MO                272533
MS                93-0009
MT                MF-94-
ND                29765
NE                K037
NH                26,989
NM                314288
NV                None
NY                S26-64-
OH                24777
OK                SE-202
OR                1994-30
PR                S-20941
RI                None
SC                MF821
SD                4245
TN                RM00-3
TX                C-4442
UT                003-108
VT                1/24/94-
WA                C-3787
WI                283893-
WV                BC3051

                                                                      Page:  9


FUND -            SSGA TUCKERMAN ACTIVE REIT FUND
STATE             FILE #
-----             ------
AK                00-0400
AL                None
AR                93-M00
AZ                20012
CT                214960
DE                283
HI                None
IA                I-41326
ID                49266
KS                98S000
KY                m41092
LA                72667
MA                95-7803
MD                SM199
ME                MF-R-0
MI                277056
MO                93-0009
MS                MF-98-
MT                39029
ND                V451
NE                35,444
NM                314289
NV                None
NY                S28-33-
OH                27707
OK                SE-202
OR                2001-97
PR                S-29053
RI                None
SC                MF114
SD                15498
TN                RM00-3
TX                C-5590
UT                006-765
VT                4/21/98-
WA                C-5880
WI                348153-
WV                MF-317

FUND -            SSGA S&P 500 INDEX FUND
STATE             FILE #
-----             ------
AK                01-0263
AL                None
AR                93-M00
AZ                7890
CT                214946
DE                3284
HI                None
IA                I-29064
ID                43170
KS                92S000
KY                M29033
LA                72668
MA                95-7803
MD                SM199
ME                1-11380
MI                271635
MO                93-0009
MS                MF-93-
MT                29571
ND                I291
NE                25,194
NH                None
NM                314290
NV                None
NY                S25-92-
OH                22534
OK                SE-202
OR                1993-20
PR                S-18094
RI                None
SC                MF728
SD                3162
TN                RM00-3
TX                C-4208
UT                003-108
VT                2/09/93-
WA                C-3582
WI                273218-

                                                                      Page: 10


FUND -            SSGA SMALL CAP FUND
STATE             FILE #
-----             ------
AK                01-0263
AL                None
AR                93-M00
AZ                7891
CT                214967
DE                3285
HI                None
IA                I-29063
ID                42065
KS                92S000
KY                M31242
LA                71685
MA                95-7802
MD                SM199
ME                1-11381
MI                271638
MO                93-0009
MS                MF-93-
MT                29572
ND                I292
NE                25,195
NH                None
NM                314291
NV                None
NY                S25-92-
OH                23411
OK                SE-202
OR                1995-19
PR                S-17906
RI                None
SC                MF728
SD                3161
TN                RM00-3
TX                C-4208
UT                004-181
VT                2/09/93-
WA                C-3582
WI                273217-

FUND -            SSGA SPECIAL EQUITY FUND
STATE             FILE #
-----             ------
AK                00-0400
AL                None
AR                93-M00
AZ                20013
CT                214961
DE                285
HI                None
IA                I-41324
ID                49267
KS                98S000
MA                95-7802
MD                SM199
ME                0-12887
MI                277059
MO                93-0009
MS                MF-98-
MT                39030
ND                V452
NE                35,445
NH                None
NM                314279
NV                None
NY                S28-33-
OK                SE-202
PR                S-20940
RI                None
SC                MF114
SD                15497
TN                RM00-3
TX                C-5590
VT                4/21/98-
WA                C-5880
WI                348152-
WV                MF-317

                                                                      Page: 11


FUND -            SSGA TAX FREE MONEY MARKET FUND
STATE             FILE #
-----             ------
AK                97-0039
AL                None
AR                93-M00
CT                214953
DE                3286
HI                None
ID                45101
KS                95S000
LA                70160
MO                93-0009
NV                None
NY                S26-86-
RI                None
SC                MF872
WV                BC3051

FUND -            SSGA TAX FREE MONEY MARKET FUND - CLASS A
STATE             FILE #
-----             ------
AZ                11415
IA                I-32665
KY                M30882
MA                95-7795
MD                SM199
ME                98-1670
MI                270530
MS                MF-94-
MT                32056
ND                L228
NE                28,905
NH                None
NM                314280
OH                27141
OK                SE-200
OR                1994-10
PR                S-20942
SD                5037
TN                RM00-3
TX                C-4606
UT                003-747
VT                8/31/94-
WA                C-3949
WI                291513-

                                                                      Page: 12


FUND -            SSGA US GOVERNMENT MONEY MARKET FUND
STATE             FILE #
-----             ------
AK                00-0463
AL                None
AR                93-M00
CT                214948
DE                3287
HI                None
ID                43070
KS                92S000
MO                93-0009
NV                None
NY                S25-66-
RI                None
SC                MF720

FUND -            SSGA US GOVERNMENT MONEY MARKET FUND - CLASS A
STATE             FILE #
-----             ------
AZ                7188
IA                I-29033
KY                M32201
LA                71684
MA                95-7805
MD                SM199
ME                MF98-2
MI                271637
MS                MF-93-
MT                29574
ND                I167
NE                25,131
NH                None
NM                314281
OH                22828
OK                SE-202
OR                1995-12
PR                S-20935
SD                3133
TN                RM00-3
TX                C-4200
UT                003-529
VT                1/26/93-
WA                C-3574
WI                272543-

                                                                      Page: 13


FUND -            SSGA US TREASURY MONEY MARKET PORTFOLIO
STATE             FILE #
-----             ------
AK                01-0263
AL                None
AR                93-M00
AZ                7785
CT                214943
DE                3288
HI                None
IA                I-29036
ID                43072
KS                93S000
KY                M33346
LA                71683
MA                95-7800
MD                SM199
ME                1-8323
MI                272799
MO                93-0009
MS                MF-93-
MT                29575
ND                I168
NE                25,132
NH                None
NM                314282
NV                None
NY                S26-27-
OH                24778
OK                SE-202
OR                1996-12
PR                S-20952
RI                None
SC                MF726
SD                3136
TN                RM00-3
TX                C42005
UT                005-755
VT                1/26/93-
WA                C-3574
WI                272546-

FUND -            SSGA YIELD PLUS FUND
STATE             FILE #
-----             ------
AK                01-0110
AL                None
AR                93-M00
AZ                7784
CT                214942
DE                3289
HI                None
IA                I-29035
ID                42382
KS                93S000
KY                M30880
LA                69626
MA                95-7804
MD                SM199
ME                1-3749
MI                270943
MO                93-0009
MS                MF-93-
MT                29577
ND                I170
NE                25,134
NH                None
NM                314283
NV                None
NY                S26-15-
OH                27709
OK                SE-200
OR                1994-93
PR                S-20949
RI                None
SC                MF720
SD                3138
TN                RM00-3
TX                C-4200
UT                003-570
VT                9/29/92-
WA                C-3510
WI                272545-

                                                                      Page: 14

                         INDEPENDENT ACCOUNTANTS REPORT

To the Board of Trustees of SSgA Funds:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, about SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Disciplined Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, International Stock Selection Fund, Tuckerman Active REIT Fund, International Growth Opportunities Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Intermediate Municipal Bond Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Income Fund) (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of both June 29, 2001 and August 31, 2001. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of both June 29, 2001 and August 31, 2001, and with respect to the test of selected security purchases and sales, for the period from April 27, 2001 (date of our first examination) through June 29, 2001, and for the period from June 29, 2001 (date of our last examination) through August 31, 2001:

  - Confirmation of all securities held by institutions in book entry form by the Federal Reserve Bank of Boston, The Depository Trust Company, The Participants Trust Company, Boston Financial Data Services, Inc., CREST (London) and The First National Bank of Chicago;

  - Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, on loan, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

  - Confirmation or inspection of documentation of foreign securities held by unaffiliated foreign sub-custodians;

  - Reconciliation of all such securities to the books and records of the Funds and the Custodian (State Street Bank and Trust Company [Boston] and State Street Bank & Trust Company [London]);

  - Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with State Street Bank and Trust Company records; and

 - Test of selected security purchases and security sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of both June 29, 2001 and August 31, 2001, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management of SSgA Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Boston, Massachusetts                                PricewaterhouseCoopers LLP
October 18, 2001

        MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS
                      OF THE INVESTMENT COMPANY ACT OF 1940

PricewaterhouseCoopers LLP                               October 18, 2001
160 Federal Street
Boston, MA 02110

We, as members of management of SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Disciplined Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, International Stock Selection Fund, Tuckerman Active REIT Fund, International Growth Opportunties Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Intermediate Municipal Bond Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Growth Fund) (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 29, 2001 and from April 27, 2001 (date of our first examination) through June 29, 2001 and as of August 31, 2001 and from June 29, 2001 (date of our last examination) through August 31, 2001.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of both June 29, 2001 and August 31, 2001 and from April 27, 2001 (date of our first examination) through June 29, 2001, and from June 29, 2001 (date of our last examination) through August 31, 2001 with respect to securities reflected in the investment accounts of the Funds.

Very truly yours,
SSgA Funds

----------------------------------
Lynn L. Anderson
President

----------------------------------
Mark E. Swanson

Treasurer and Principal Accounting Officer

                         INDEPENDENT ACCOUNTANTS REPORT

To the Board of Trustees of SSgA Funds:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, about SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Disciplined Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, International Stock Selection Fund, Tuckerman Active REIT Fund, International Growth Opportunities Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Intermediate Municipal Bond Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Income Fund) (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of April 27, 2001. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 27, 2001, and with respect to the test of selected security purchases and sales, for the period from August 31, 2000 (date of our last examination) through April 27, 2001:

  - Confirmation of all securities held by institutions in book entry form by the Federal Reserve Bank of Boston, The Depository Trust Company, The Participants Trust Company, Boston Financial Data Services, Inc., CREST (London) and The First National Bank of Chicago;

  - Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, on loan, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

  - Confirmation or inspection of documentation of foreign securities held by unaffiliated foreign sub-custodians;

  - Reconciliation of all such securities to the books and records of the Funds and the Custodian (State Street Bank and Trust Company [Boston] and State Street Bank & Trust Company [London]);

  - Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with State Street Bank and Trust Company records; and

  - Test of selected security purchases and security sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 27, 2001, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management of SSgA Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Boston, Massachusetts                                PricewaterhouseCoopers LLP
September 10, 2001

          MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS
                      OF THE INVESTMENT COMPANY ACT OF 1940

PricewaterhouseCoopers LLP                                   September 10, 2001
160 Federal Street
Boston, MA 02110

We, as members of management of SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Disciplined Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, International Stock Selection Fund, Tuckerman Active REIT Fund, International Growth Opportunties Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, IAM Shares Fund, Intermediate Municipal Bond Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Growth Fund) (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 27, 2001 and from August 31, 2000 (date of last examination) through April 27, 2001.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 27, 2001 and from August 31, 2000 (date of last examination) through April 27, 2001, with respect to securities reflected in the investment accounts of the Funds.

Very truly yours,
SSgA Funds


----------------------------------
Lynn L. Anderson
President


----------------------------------
Mark E. Swanson
Treasurer and
Principal Accounting Officer